EMPLOYMENT AGREEMENT


         This is an Agreement between First National Bank of Chester County and its affiliates (the "Bank") and David W. Glarner (the "Employee").

         WHEREAS the Employee has been employed by the Bank as Executive Vice President, Business Banking Division, and that employment has been amicably terminated.

         WHEREAS, the employee has valuable training and experience in banking and financial services.

         WHEREAS, the Bank desires to employ the Employee as a Commercial Mortgage Loan Officer 3, with the title of Vice President, to render services for the Bank and on behalf of the Bank and the employee desires to be so employed.

         WHEREAS, the Bank and Employee entered into a certain Separation Agreement and Release which became effective on November 3, 2004 ("Separation Agreement") which provides for certain payments to Employee over a period of time.

         WHEREAS, the parties intend that the salary, car allowance, medical, dental and group term life insurance received by Employee in the first twelve months after the Commencement Date of this Agreement shall offset the Bank's obligation to make payments to Employee under the aforesaid Separation Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the adequacy of which is hereby acknowledged, the Bank and Employee agree as follows:

         1. Employment.

                  The Bank hereby employs the Employee with the title Vice President, as a Commercial Mortgage Loan Officer 3 (the "Position") and the Employee hereby accepts such employment and its attendant responsibilities, and agrees to serve the Bank in such capacities as set forth in the job description for a Commercial Mortgage Loan Officer 3 with the Bank, a copy of which is attached hereto as Exhibit A. Employee shall also be expected to meet certain performance goals, as established by the President or his designee, which goals shall be established after conferring with Employee during the first month after the Commencement Date of this Agreement.

         2. Services.

                  In carrying out his duties the employee shall report to and accept direction from the President of the Bank, or his designee.

                  The Employee shall serve the Bank diligently, competently, and to the best of his abilities during the period of employment. The Employee shall devote substantially all of his time and attention to the business of the Bank and its affiliates, and shall not undertake any other duties which conflict with these responsibilities.

                  The Employee shall render such services as may reasonably be required of him to accomplish the business purposes of the Bank, which shall include specific responsibility as set forth in the job description, Exhibit A, and such performance goals and duties as the President of the Bank or his designee may assign to him from time to time and which are appropriate to the Position.

         3. Term.

                  The term of employment of the employee under this Agreement shall commence on November 29, 2004 ("Commencement Date") and shall continue in full force and effect until either the employee or the Bank shall have given written notice of intent to terminate this Agreement, which notice shall be given at least 14 days before the effective date of termination.

         4. Compensation.

                  (a) Base Salary. The Employee's base starting salary shall be at an annualized rate of One Hundred Seven Thousand Dollars ($107,000) ("Annual Base Salary"). The Employee's Annual Base Salary shall be reviewed annually throughout his employment with the Bank during the Bank's regular performance review process.

                  (b) Incentive Compensation. The Bank may pay the Employee additional compensation in the form of one or more bonuses, which additional bonuses may be in such amounts, if any, and at times the Bank may determine in its sole and absolute discretion.

                  (c) Car Allowance. For the first twelve months of Employee's employment under this Agreement, the Bank shall pay Employee a monthly car allowance of Seven Hundred Dollars ($700.00).

         5. Benefits.

(a) General. During the period of employment, Employee shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of Bank to the same extent as other similarly situated employees of the Bank. The Employee will be entitled to five (5) weeks of vacation annually based on his previous length of service with the bank.

                  (b) Medical and Dental Insurance. The Bank will continue to provide medical and dental coverage to Employee to the same extent as other similarly situated employees of the Bank. If the Bank provides medical and dental insurance to Employee during the first twelve months of this Agreement, then the payments due Employee under the Separation Agreement shall be reduced by $591.59 per month for the remainder of 2004, [Employer's current contribution toward medical ($537.67) plus dental ($53.92) premiums. The amount of the Employer contribution will change in 2005 based on the Bank's medical and dental plan and the Bank's respective contribution and the payments due Employee under the Separation Agreement shall be reduced accordingly].

                  In the event that Employee accepts employment with another employer who provides similar coverage, on terms similar to those provided to you by the Bank during your employment, Employee agrees to accept the insurance available through Employee's new employer and the obligation of the Bank to make a partial COBRA payment will cease.

                  (c) Group Term Life Insurance. If the Bank provides group term life insurance to Employee during the first twelve months of this Agreement, then the payments due Employee under the Separation Agreement shall be reduced by $552.59 for each month in which the Bank provides group term life insurance to Employee.

         6. No Modification of Separation Agreement.

                  Employee and Bank agree that this Agreement in no way modifies any portion of the Separation Agreement and that to the extent there is any conflict between the Separation Agreement and this Agreement, the Separation Agreement shall control. Notwithstanding the foregoing, Employee agrees that all salary, medical and dental insurance, car allowance and group term life insurance benefits received by Employee in the first twelve (12) months of employment by the Bank under this Agreement shall be an offset against the Bank's obligations to make payments to Employee under the Separation Agreement.

         7. Confidential Information.

                  All confidential information which Employee may obtain during the period of employment relating to the business of the Bank and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or bank except in the business and for the benefit of Bank, and its affiliates. For purposes of this Agreement, "confidential information" shall include (i) the identity of, and information regarding, the Bank's suppliers, vendors and customers, (ii) Bank's research, research plans, marketing plans, market analyses, and (iii) Bank's prices, costs and billing practices. The provisions of this paragraph shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this paragraph.

         8. Remedies in Case of Breach of Certain Covenants or Termination.

                  Bank and Employee agree that the damages that may result to Bank from misappropriation of confidential information or competition as prohibited by this Agreement could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Employee of the provisions of such provisions, in addition to giving rise to monetary damages, may be enjoined.

         9. Representations and Warranties.

                  a. Employee represents and warrants to Bank that he is under no contractual or other restriction or obligation which would prevent the performance of his duties hereunder, or which interfere with the rights of Bank hereunder. Employee represents and agrees that he has no agreements or arrangements with Bank or any of its affiliates providing for the compensation of Employee in any respect other than as set forth in this Agreement.

                  b. Bank represents and warrants to Employee that it has all requisite power and authority to execute, deliver, and perform this Agreement and all necessary corporate proceedings of Bank have been duly taken to authorize the execution, delivery, and performance of this Agreement by Bank.

         10.      Severability.

                  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

         11. Modification of Agreement.

                  This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

         12. Waiver.

                  The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

         13. Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

         14.      Successors.

                  (a) This Agreement is personal to Employee and, without the prior written consent of Bank, shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon Bank and its successors and assigns.

                  (c) Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, "Bank" shall mean both Bank as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         15.       Entire Agreement.

                  This Agreement constitutes the entire contract between the parties with respect to Employee's performance of Services for the Bank. The Bank and Employee have not relied upon any other statement, agreement, or contract, whether written or oral, in deciding to enter into this Agreement. No modification or amendment hereto shall be valid unless executed in writing by each of the parties to the Agreement. This Agreement is not effective until signed by both parties

         16. Notices.

                  Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below:

                  If to Bank:

                           Kevin C. Quinn, President
                           First National Bank of Chester County
                           9 North High Street
                           P. O. Box 523 West Chester, PA 19381

                           with a copy to:

                           William J. Gallagher, Esquire
                           MacElree Harvey, Ltd.
                           17 West Miner Street - P. O. Box 660
                           West Chester, PA 19381-0660
                           Phone:  (610) 436-0100
                           Fax:  (610) 430-7885

                  With a copy to:

                  If to Employee:

                           David W. Glarner
                           1341 Pennsridge Place
                           Downingtown, PA  19335
                           610-873-7612
                           (Employee to fill in preferred contact information)

                           With a copy to:
                           Thomas R. Wilson, Esquire
                           Crawford, Wilson & Ryan
                           220 West Gay Street
                           West Chester, PA  19380
                           Phone:  610-836-3000
                           Fax:  610-430-8718


EMPLOYEE                                             FIRST NATIONAL BANK
                                                     OF CHESTER COUNTY

/s/ David W. Glarner                                 By: /s/ Kevin C. Quinn
----------------------                                   -----------------------
David W. Glarner                                         Kevin C. Quinn


Date:  ___________________                     Date: ___________________________